Exhibit 99.1

FOR IMMEDIATE RELEASE

METROCITY BANKSHARES, INC. REPORTS EARNINGS FOR FIRST QUARTER 2023

ATLANTA, GA (April 21, 2023) – MetroCity Bankshares, Inc. (“MetroCity” or the “Company”) (NASDAQ: MCBS), holding company for Metro City Bank (the “Bank”), today reported net income of $15.7 million, or $0.62 per diluted share, for the first quarter of 2023, compared to $10.2 million, or $0.40 per diluted share, for the fourth quarter of 2022, and $19.4 million, or $0.76 per diluted share, for the first quarter of 2022.

First Quarter 2023 Highlights:

●	Annualized return on average assets was 1.87%, compared to 1.19% for the fourth quarter of 2022 and 2.52% for the first quarter of 2022.
●	Annualized return on average equity was 18.09%, compared to 11.57% for the fourth quarter of 2022 and 26.94% for the first quarter of 2022.
●	Efficiency ratio of 33.1%, compared to 40.3% for the fourth quarter of 2022 and 31.8% for the first quarter of 2022.
●	Annualized net recoveries to average loans for the quarter was 0.00%, compared to a net recovery ratio of 0.01% for the fourth quarter of 2022 and a net charge-off ratio of 0.06% for the first quarter of 2022.

Results of Operations

Net Income

Net income was $15.7 million for the first quarter of 2023, an increase of $5.5 million, or 54.5%, from $10.2 million for the fourth quarter of 2022. This increase was due to an increase in noninterest income of $4.2 million, a decrease in noninterest expense of $1.7 million and a decrease in income tax expense of $3.5 million, offset by a decrease in net interest income of $2.7 million and an increase in provision for credit losses of $1.2 million. Net income decreased by $3.7 million, or 19.0%, in the first quarter of 2023 compared to net income of $19.4 million for the first quarter of 2022. This decrease was due to a decrease in net interest income of $4.4 million and a decrease in noninterest income of $1.6 million, offset by a decrease in noninterest expense of $1.5 million and a decrease in provision for income taxes of $757,000.

Net Interest Income and Net Interest Margin

Interest income totaled $46.0 million for the first quarter of 2023, an increase of $2.0 million, or 4.6%, from the previous quarter, primarily due to a 35 basis points increase in the loan yield coupled with a $34.0 million increase in average loan balances. As compared to the first quarter of 2022, interest income for the first quarter of 2023 increased by $14.0 million, or 43.9%, primarily due to an increase in average loan balances of $498.0 million coupled with an 85 basis points increase in the loan yield.

Interest expense totaled $19.7 million for the first quarter of 2023, an increase of $4.7 million, or 31.6%, from the previous quarter, primarily due to a 87 basis points increase in deposit costs and a 48 basis points increase in borrowing costs coupled with a $38.0 million increase in average interest-bearing deposits. As compared to the first quarter of 2022, interest expense for the first quarter of 2023 increased by $18.4 million, or 1,417.8%, due to a 321 basis points increase in deposit costs and a 223 basis points increase in borrowing costs coupled with a $308.5 million increase in average interest-bearing deposits.

The net interest margin for the first quarter of 2023 was 3.30% compared to 3.58% for the previous quarter, a decrease of 28 basis points. The yield on average interest-earning assets for the first quarter of 2023 increased by 34 basis points to 5.77% from 5.43% for the previous quarter, while the cost of average interest-bearing liabilities for the first quarter of 2023 increased by 81 basis points to 3.30% from 2.49% for the previous quarter. Average earning assets increased by $19.6 million from the previous quarter, due to an increase in average loans of $34.0 million offset by a decrease in average total investments of $14.4 million. Average interest-bearing liabilities increased by $38.1 million from the previous quarter as average interest-bearing deposits increased by $38.0 million while average borrowings remained flat.

As compared to the same period in 2022, the net interest margin for the first quarter of 2023 decreased by 86 basis points to 3.30% from 4.16%, primarily due to a 306 basis point increase in the cost of average interest-bearing liabilities of $2.43 billion, offset by a 143 basis point increase in the yield on average interest-earning assets of $3.23 billion. Average earning assets for the first quarter of 2023 increased by $240.0 million from the first quarter of 2022, primarily due to a $498.0 million increase in average loans, offset by a $254.3 million decrease in average interest-earning cash accounts. Average interest-bearing liabilities for the first quarter of 2023 increased by $243.3 million from the first quarter of 2022, driven by an increase in average interest-bearing deposits of $308.5 million, offset by a decrease in average borrowings of $65.2 million.

Noninterest Income

Noninterest income for the first quarter of 2023 was $6.0 million, an increase of $4.2 million, or 235.3%, from the fourth quarter of 2022, primarily due to higher gains on sale of Small Business Administration (“SBA”) loans, SBA servicing income and other income, partially offset by lower mortgage loan fees. SBA loan sales totaled $36.5 million during the first quarter of 2023 compared to no loan sales during the fourth quarter of 2022. Mortgage loan originations totaled $43.3 million during the first quarter 2023 compared to $88.0 million during the fourth quarter of 2022. During the first quarter of 2023, we recorded a $708,000 fair value adjustment gain on our SBA servicing asset which had a $0.02 per share impact on our diluted earnings per share for the quarter.

Compared to the same period in 2022, noninterest income for the first quarter of 2023 decreased by $1.6 million, or 21.4%, primarily due to lower mortgage loan fees as a result of lower volume and lower gains on sale of mortgage loans as no mortgage loans were sold during the first quarter of 2023.

Noninterest Expense

Noninterest expense for the first quarter of 2023 totaled $10.7 million, a decrease of $1.7 million, or 13.7%, from $12.4 million for the fourth quarter of 2022. This decrease was primarily attributable to a decrease in salaries and employee benefits partially due to lower commissions from lower loan volume, as well as lower loan related expenses and FDIC deposit insurance premiums. Compared to the first quarter of 2022, noninterest expense during the first quarter of 2023 decreased by $1.5 million, or 12.3%, primarily due to lower salaries and employee benefits, FDIC deposit insurance premiums and fair value losses on our equity securities.

The Company’s efficiency ratio was 33.1 % for the first quarter of 2023 compared to 40.3% and 31.8% for the fourth quarter of 2022 and first quarter of 2022, respectively.

Income Tax Expense

The Company’s effective tax rate for the first quarter of 2023 was 27.1%, compared to 47.9% for the fourth quarter of 2022 and 25.3% for the first quarter of 2022. The significant elevated effective tax rate during the fourth quarter of 2022 was due to the re-allocation of state income tax apportionment schedules for prior year’s tax returns, as well as corrections made for the treatments of prior year’s state tax credits.

Balance Sheet

Total Assets

Total assets were $3.42 billion at March 31, 2023, a decrease of $8.2 million, or 0.2%, from $3.43 billion at December 31, 2022, and an increase of $276.7 million, or 8.8%, from $3.14 billion at March 31, 2022. The $8.2 million decrease in total assets at March 31, 2023 compared to December 31, 2022 was primarily due to decreases in loans of $43.7 million, federal funds sold of $20.6 million, other real estate owned of $3.6 million and other assets of $2.1 million, partially offset by an increase in cash and due from banks of $65.2 million. The $276.7 million increase in total assets at March 31, 2023 compared to March 31, 2022 was primarily due to increases in loans of $499.7 million and other assets of $24.4 million, partially offset by a $202.8 million decrease in cash and due from banks.

Our investment securities portfolio made up only 0.87% of our total assets at March 31, 2023 compared to 0.86% and 1.11% at December 31, 2022 and March 31, 2022, respectively.

Loans

Loans held for investment were $3.01 billion at March 31, 2023, a decrease of $43.7 million, or 1.4%, compared to $3.06 billion at December 31, 2022, and an increase of $499.7 million, or 19.9%, compared to $2.51 billion at March 31, 2022. The decrease in loans at March 31, 2023 compared to December 31, 2022 was primarily due to a $21.0 million decrease in residential mortgage loans, a $17.3 million decrease in commercial real estate loans and a $7.0 million decrease in commercial and industrial loans, offset by a $1.4 million increase in construction and development loans. There were no loans classified as held for sale at March 31, 2023, December 31, 2022 or March 31, 2022.

Deposits

Total deposits were $2.64 billion at March 31, 2023, a decrease of $22.7 million, or 0.9%, compared to total deposits of $2.67 billion at December 31, 2022, and an increase of $262.0 million, or 11.0%, compared to total deposits of $2.38 billion at March 31, 2022. The decrease in total deposits at March 31, 2023 compared to December 31, 2022 was due to a $82.5 million decrease in money market accounts, a $34.7 million decrease in noninterest-bearing deposits and a $3.1 million decrease in savings accounts, offset by a $93.2 million increase in time deposits and a $4.4 million increase interest-bearing demand deposits.

Noninterest-bearing deposits were $577.3 million at March 31, 2023, compared to $612.0 million at December 31, 2022 and $615.7 million at March 31, 2022. Noninterest-bearing deposits constituted 21.8% of total deposits at March 31, 2023, compared to 22.9% at December 31, 2022 and 25.8% at March 31, 2022. Interest-bearing deposits were $2.07 billion at March 31, 2023, compared to $2.05 billion at December 31, 2022 and $1.77 billion at March 31, 2022. Interest-bearing deposits constituted 78.2% of total deposits at March 31, 2023, compared to 77.1% at December 31, 2022 and 74.2% at March 31, 2022.

Uninsured deposits were 31.9% of total deposits at March 31, 2023, compared to 32.5% and 27.4% at December 31, 2022 and March 31, 2022, respectively. As of March 31, 2023, we had $1.13 billion of available borrowing capacity at the Federal Home Loan Bank ($657.0 million), Federal Reserve Discount Window ($429.0 million) and various other financial institutions (fed fund lines totaling $47.5 million).

Asset Quality

On January 1, 2023, the Company adopted ASC 326, which provides for an expected credit loss model, referred to as the "Current Expected Credit Loss" ("CECL") model. The adoption of this standard resulted in an increase to the allowance for loan losses of $5.1 million and the creation of an allowance for unfunded commitments of $239,000. These one-time cumulative adjustments resulted in a $3.9 million tax-effected decrease to retained earnings.

The Company recorded no provision for credit losses during the first quarter of 2023, compared to a $1.2 million credit provision recorded during the fourth quarter of 2022 and a $104,000 provision expense recorded during the first quarter of 2022. Annualized net recoveries to average loans for the first quarter of 2023 was 0.00%, compared to a net recovery of 0.01% for the fourth quarter of 2022 and net charge-offs of 0.06% for the first quarter of 2022.

Nonperforming assets totaled $19.5 million, or 0.57% of total assets, at March 31, 2023, a decrease of $5.0 million from $24.5 million, or 0.71% of total assets, at December 31, 2022, and an increase of $3.5 million from $16.0 million, or 0.51% of total assets, at March 31, 2022. The decrease in nonperforming assets at March 31, 2023 compared to December 31, 2022 was primarily due to a $1.0 million decrease in nonaccrual loans and a $3.6 million decrease in other real estate owned.

Allowance for credit losses as a percentage of total loans was 0.63% at March 31, 2023, compared to 0.45% at December 31, 2022 and 0.66% at March 31, 2022. Allowance for credit losses as a percentage of nonperforming loans was 101.22% at March 31, 2023, compared to 68.88% and 134.39% at December 31, 2022 and March 31, 2022, respectively.

About MetroCity Bankshares, Inc.

MetroCity Bankshares, Inc. is a Georgia corporation and a registered bank holding company for its wholly-owned banking subsidiary, Metro City Bank, which is headquartered in the Atlanta, Georgia metropolitan area. Founded in 2006, Metro City Bank currently operates 19 full-service branch locations in multi-ethnic communities in Alabama, Florida, Georgia, New York, New Jersey, Texas and Virginia. To learn more about Metro City Bank, visit www.metrocitybank.bank.

Forward-Looking Statements

Statements in this press release regarding future events and our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not historical in nature and may be identified by references to a future period or periods by the use of the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this press release should not be relied on because they are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of known and unknown risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, and other factors, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this press release and could cause us to make changes to our future plans. Factors that might cause such differences include, but are not limited to: the impact of current and future economic conditions, particularly those affecting the financial services industry, including the effects of declines in the real estate market, high unemployment rates, inflationary pressures, elevated interest rates and slowdowns in economic growth, as well as the financial stress on borrowers as a result of the foregoing; potential impacts of the recent adverse developments in the banking industry highlighted by high-profile bank failures, including impacts on customer confidence, deposit outflows, liquidity and the regulatory response thereto; risks arising from media coverage of the banking industry; risks arising from perceived instability in the banking sector; changes in the interest rate environment, including changes to the federal funds rate; changes in prices, values and sales volumes of residential and commercial real estate; developments in our mortgage banking business, including loan modifications, general demand, and the effects of judicial or regulatory requirements or guidance; competition in our markets that may result in increased funding costs or reduced earning assets yields, thus reducing margins and net interest income; interest rate fluctuations, which could have an adverse effect on the Company’s profitability; legislation or regulatory changes which could adversely affect the ability of the consolidated Company to conduct business combinations or new operations; changes in tax laws; significant turbulence or a disruption in the capital or financial markets and the effect of a fall in stock market prices on our investment securities; the effects of war or other conflicts including the impacts related to or resulting from Russia’s military action in Ukraine; and adverse results from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of the Company’s participation in and execution of government programs. Therefore, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the U.S. Securities and Exchange Commission (the “SEC”), and in other documents that we file with the SEC from time to time, which are available on the SEC’s website, http://www.sec.gov. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this press release are qualified in their entirety by this cautionary statement.

Contacts

Farid Tan	Lucas Stewart
President	Chief Financial Officer
770-455-4978	678-580-6414
faridtan@metrocitybank.bank	lucasstewart@metrocitybank.bank

METROCITY BANKSHARES, INC.

SELECTED FINANCIAL DATA

	As of and for the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2023	2022	2022	2022	2022
Selected income statement data:
Interest income	$45,965	$43,945	$38,297	$33,025	$31,953
Interest expense	19,732	14,995	8,509	2,805	1,300
Net interest income	26,233	28,950	29,788	30,220	30,653
Provision for credit losses	—	(1,168)	(1,703)	—	104
Noninterest income	6,016	1,794	5,101	4,653	7,656
Noninterest expense	10,679	12,379	12,688	13,119	12,179
Income tax expense	5,840	9,353	7,011	5,654	6,597
Net income	15,730	10,180	16,893	16,100	19,429
Per share data:
Basic income per share	$0.63	$0.40	$0.66	$0.63	$0.76
Diluted income per share	$0.62	$0.40	$0.66	$0.63	$0.76
Dividends per share	$0.18	$0.15	$0.15	$0.15	$0.15
Book value per share (at period end)	$14.04	$13.88	$13.76	$12.69	$12.19
Shares of common stock outstanding	25,143,675	25,169,709	25,370,417	25,451,125	25,465,236
Weighted average diluted shares	25,405,855	25,560,138	25,702,023	25,729,156	25,719,035
Performance ratios:
Return on average assets	1.87%	1.19%	2.07%	2.16%	2.52%
Return on average equity	18.09	11.57	20.56	20.65	26.94
Dividend payout ratio	28.98	37.55	22.75	23.85	19.76
Yield on total loans	5.85	5.50	5.11	4.95	5.00
Yield on average earning assets	5.77	5.43	4.94	4.65	4.34
Cost of average interest bearing liabilities	3.30	2.49	1.51	0.56	0.24
Cost of deposits	3.48	2.61	1.48	0.55	0.27
Net interest margin	3.30	3.58	3.84	4.26	4.16
Efficiency ratio(1)	33.11	40.26	36.37	37.62	31.79
Asset quality data (at period end):
Net charge-offs/(recoveries) to average loans held for investment	(0.00)%	(0.01)%	(0.00)%	(0.00)%	0.06%
Nonperforming assets to gross loans and OREO	0.64	0.80	1.09	1.22	0.63
ACL to nonperforming loans	101.22	68.88	53.25	54.79	134.39
ACL to loans held for investment	0.63	0.45	0.50	0.60	0.66
Balance sheet and capital ratios:
Gross loans held for investment to deposits	114.27%	114.94%	116.21%	115.86%	105.72%
Noninterest bearing deposits to deposits	21.83	22.95	23.43	25.87	25.84
Investment securities to assets	0.87	0.86	0.91	1.02	1.11
Common equity to assets	10.32	10.20	10.42	10.20	9.88
Leverage ratio	9.72	9.57	9.90	10.31	9.46
Common equity tier 1 ratio	16.55	15.99	16.18	16.70	17.24
Tier 1 risk-based capital ratio	16.55	15.99	16.18	16.70	17.24
Total risk-based capital ratio	17.50	16.68	16.94	17.60	18.22
Mortgage and SBA loan data:
Mortgage loans serviced for others	$506,012	$526,719	$550,587	$589,500	$605,112
Mortgage loan production	43,335	88,045	255,662	326,973	162,933
Mortgage loan sales	—	—	—	37,928	56,987
SBA loans serviced for others	485,663	465,120	489,120	504,894	528,227
SBA loan production	15,352	42,419	22,193	21,407	50,689
SBA loan sales	36,458	—	8,588	—	22,898

(1)	Represents noninterest expense divided by the sum of net interest income plus noninterest income.

METROCITY BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2023	2022	2022	2022	2022
ASSETS
Cash and due from banks	$216,167	$150,964	$164,054	$220,027	$418,988
Federal funds sold	7,897	28,521	15,669	3,069	5,743
Cash and cash equivalents	224,064	179,485	179,723	223,096	424,731
Equity securities	10,428	10,300	10,452	10,778	11,024
Securities available for sale (at fair value)	19,174	19,245	19,978	21,394	23,886
Loans	3,012,020	3,055,689	2,978,318	2,770,020	2,512,300
Allowance for credit losses	(18,947)	(13,888)	(14,982)	(16,678)	(16,674)
Loans less allowance for credit losses	2,993,073	3,041,801	2,963,336	2,753,342	2,495,626
Loans held for sale	—	—	—	—	37,928
Accrued interest receivable	13,642	13,171	11,732	10,990	10,644
Federal Home Loan Bank stock	17,659	17,493	15,619	15,619	15,806
Premises and equipment, net	15,165	14,257	13,664	12,847	12,814
Operating lease right-of-use asset	8,030	8,463	8,835	8,518	8,925
Foreclosed real estate, net	766	4,328	4,328	3,562	3,562
SBA servicing asset, net	7,791	7,085	8,324	8,216	10,554
Mortgage servicing asset, net	3,205	3,973	4,975	6,090	6,925
Bank owned life insurance	69,565	69,130	68,697	68,267	67,841
Other assets	36,451	38,508	38,776	25,131	12,051
Total assets	$3,419,013	$3,427,239	$3,348,439	$3,167,850	$3,142,317

LIABILITIES
Noninterest-bearing deposits	$577,282	$611,991	$602,246	$620,182	$615,650
Interest-bearing deposits	2,066,811	2,054,847	1,968,607	1,776,826	1,766,491
Total deposits	2,644,093	2,666,838	2,570,853	2,397,008	2,382,141
Federal Home Loan Bank advances	375,000	375,000	375,000	375,000	380,000
Other borrowings	387	392	396	399	405
Operating lease liability	8,438	8,885	9,303	9,031	9,445
Accrued interest payable	3,681	2,739	1,489	703	207
Other liabilities	34,453	23,964	42,369	62,640	59,709
Total liabilities	$3,066,052	$3,077,818	$2,999,410	$2,844,781	$2,831,907

SHAREHOLDERS' EQUITY
Preferred stock	—	—	—	—	—
Common stock	251	252	254	255	255
Additional paid-in capital	45,044	45,298	48,914	49,831	51,753
Retained earnings	293,139	285,832	279,475	266,426	254,165
Accumulated other comprehensive income (loss)	14,527	18,039	20,386	6,557	4,237
Total shareholders' equity	352,961	349,421	349,029	323,069	310,410
Total liabilities and shareholders' equity	$3,419,013	$3,427,239	$3,348,439	$3,167,850	$3,142,317

METROCITY BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2023	2022	2022	2022	2022
Interest and dividend income:
Loans, including Fees	$43,982	$41,783	$37,263	$32,310	$31,459
Other investment income	1,939	2,116	1,011	711	492
Federal funds sold	44	46	23	4	2
Total interest income	45,965	43,945	38,297	33,025	31,953

Interest expense:
Deposits	17,376	13,071	6,964	2,384	1,139
FHLB advances and other borrowings	2,356	1,924	1,545	421	161
Total interest expense	19,732	14,995	8,509	2,805	1,300

Net interest income	26,233	28,950	29,788	30,220	30,653

Provision for credit losses	—	(1,168)	(1,703)	—	104

Net interest income after provision for loan losses	26,233	30,118	31,491	30,220	30,549

Noninterest income:
Service charges on deposit accounts	449	483	509	518	481
Other service charges, commissions and fees	874	1,243	2,676	3,647	2,159
Gain on sale of residential mortgage loans	—	—	—	806	1,211
Mortgage servicing income, net	(96)	(299)	(358)	(5)	101
Gain on sale of SBA loans	1,969	—	500	—	1,568
SBA servicing income, net	1,814	(72)	1,330	(1,077)	1,644
Other income	1,006	439	444	764	492
Total noninterest income	6,016	1,794	5,101	4,653	7,656

Noninterest expense:
Salaries and employee benefits	6,366	7,721	7,756	7,929	7,096
Occupancy	1,214	1,263	1,167	1,200	1,227
Data Processing	275	287	270	261	277
Advertising	146	172	158	126	150
Other expenses	2,678	2,936	3,337	3,603	3,429
Total noninterest expense	10,679	12,379	12,688	13,119	12,179

Income before provision for income taxes	21,570	19,533	23,904	21,754	26,026
Provision for income taxes	5,840	9,353	7,011	5,654	6,597
Net income available to common shareholders	$15,730	$10,180	$16,893	$16,100	$19,429

METROCITY BANKSHARES, INC.

AVERAGE BALANCES AND YIELDS/RATES

	Three Months Ended
	March 31, 2023			December 31, 2022			March 31, 2022
	Average	Interest and	Yield /	Average	Interest and	Yield /	Average	Interest and	Yield /
(Dollars in thousands)	Balance	Fees	Rate	Balance	Fees	Rate	Balance	Fees	Rate
Earning Assets:
Federal funds sold and other investments(1)	$145,354	$1,805	5.04%	$159,297	$1,777	4.43%	$399,642	$324	0.33%
Investment securities	32,952	178	2.19	33,405	385	4.57	36,842	170	1.87
Total investments	178,306	1,983	4.51	192,702	2,162	4.45	436,484	494	0.46
Construction and development	39,097	523	5.43	40,244	575	5.67	30,583	377	5.00
Commercial real estate	672,109	13,979	8.44	628,641	12,387	7.82	549,132	7,887	5.82
Commercial and industrial	47,105	1,030	8.87	51,788	1,021	7.82	65,450	1,076	6.67
Residential real estate	2,291,699	28,422	5.03	2,295,309	27,773	4.80	1,906,847	22,074	4.69
Consumer and other	166	28	68.41	162	27	66.12	206	45	88.59
Gross loans(2)	3,050,176	43,982	5.85	3,016,144	41,783	5.50	2,552,218	31,459	5.00
Total earning assets	3,228,482	45,965	5.77	3,208,846	43,945	5.43	2,988,702	31,953	4.34
Noninterest-earning assets	175,110			177,040			142,042
Total assets	3,403,592			3,385,886			3,130,744
Interest-bearing liabilities:
NOW and savings deposits	166,962	648	1.57	173,214	531	1.22	187,259	75	0.16
Money market deposits	978,954	9,659	4.00	1,089,198	8,361	3.05	1,085,751	658	0.25
Time deposits	876,803	7,069	3.27	722,285	4,179	2.30	441,228	406	0.37
Total interest-bearing deposits	2,022,719	17,376	3.48	1,984,697	13,071	2.61	1,714,238	1,139	0.27
Borrowings	403,170	2,356	2.37	403,113	1,924	1.89	468,348	161	0.14
Total interest-bearing liabilities	2,425,889	19,732	3.30	2,387,810	14,995	2.49	2,182,586	1,300	0.24
Noninterest-bearing liabilities:
Noninterest-bearing deposits	578,978			597,250			588,343
Other noninterest-bearing liabilities	46,138			51,692			67,301
Total noninterest-bearing liabilities	625,116			648,942			655,644
Shareholders' equity	352,587			349,134			292,514
Total liabilities and shareholders' equity	$3,403,592			$3,385,886			$3,130,744
Net interest income		$26,233			$28,950			$30,653
Net interest spread			2.47			2.94			4.10
Net interest margin			3.30			3.58			4.16

(1)	Includes income and average balances for term federal funds sold, interest-earning cash accounts and other miscellaneous interest-earning assets.
(2)	Average loan balances include nonaccrual loans and loans held for sale.

METROCITY BANKSHARES, INC.

LOAN DATA

	As of the Quarter Ended
	March 31, 2023		December 31, 2022		September 30, 2022		June 30, 2022		March 31, 2022
		% of		% of		% of		% of		% of
(Dollars in thousands)	Amount	Total	Amount	Total	Amount	Total	Amount	Total	Amount	Total
Construction and Development	$49,209	1.6%	$47,779	1.6%	$51,300	1.7%	$45,042	1.6%	$38,683	1.6%
Commercial Real Estate	639,951	21.2	657,246	21.4	608,700	20.4	581,234	20.9	567,031	22.5
Commercial and Industrial	46,208	1.5	53,173	1.7	52,693	1.8	57,843	2.1	66,073	2.6
Residential Real Estate	2,285,902	75.7	2,306,915	75.3	2,274,679	76.1	2,092,952	75.4	1,846,434	73.3
Consumer and other	50	—	216	—	198	—	165	—	130	—
Gross loans	$3,021,320	100.0%	$3,065,329	100.0%	$2,987,570	100.0%	$2,777,236	100.0%	$2,518,351	100.0%
Unearned income	(9,300)		(9,640)		(9,252)		(7,216)		(6,051)
Allowance for credit losses	(18,947)		(13,888)		(14,982)		(16,678)		(16,674)
Net loans	$2,993,073		$3,041,801		$2,963,336		$2,753,342		$2,495,626

METROCITY BANKSHARES, INC.

NONPERFORMING ASSETS

	As of the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2023	2022	2022	2022	2022
Nonaccrual loans	$9,064	$10,065	$17,700	$19,966	$9,506
Past due loans 90 days or more and still accruing	—	180	—	—	—
Accruing restructured loans	9,654	9,919	10,437	10,474	2,901
Total non-performing loans	18,718	20,164	28,137	30,440	12,407
Other real estate owned	766	4,328	4,328	3,562	3,562
Total non-performing assets	$19,484	$24,492	$32,465	$34,002	$15,969

Nonperforming loans to gross loans	0.62%	0.66%	0.94%	1.10%	0.49%
Nonperforming assets to total assets	0.57	0.71	0.97	1.07	0.51
Allowance for credit losses to non-performing loans	101.22	68.88	53.25	54.79	134.39

METROCITY BANKSHARES, INC.

ALLOWANCE FOR LOAN LOSSES

	As of and for the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2023	2022	2022	2022	2022
Balance, beginning of period	$13,888	$14,982	$16,678	$16,674	$16,952
Net charge-offs/(recoveries):
Construction and development	—	—	—	—	—
Commercial real estate	(2)	(2)	(1)	(2)	(2)
Commercial and industrial	(2)	(72)	(6)	(2)	389
Residential real estate	—	—	—	—	—
Consumer and other	—	—	—	—	(5)
Total net charge-offs/(recoveries)	(4)	(74)	(7)	(4)	382
Adoption of ASU 2016-13 (CECL)	5,055	—	—	—	—
Provision for credit losses	—	(1,168)	(1,703)	—	104
Balance, end of period	$18,947	$13,888	$14,982	$16,678	$16,674
Total loans at end of period	$3,021,320	$3,065,329	$2,987,570	$2,777,236	$2,518,351
Average loans(1)	$3,050,176	$3,016,144	$2,891,934	$2,597,019	$2,533,254
Net charge-offs/(recoveries) to average loans	0.00%	(0.01)%	0.00%	0.00%	0.06%
Allowance for credit losses to total loans	0.63	0.45	0.50	0.60	0.66

(1)	Excludes loans held for sale